Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

October 26, 2011

Encore Bancshares, Inc.

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as special counsel to Encore Bancshares, Inc., a Texas corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale from time to time of 32,914 shares (the “Shares”) of Senior Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, of the Company (the “Series B Preferred Stock” or the “Securities”) by certain selling securityholders set forth in the Registration Statement. The Shares were issued by the Company to the Secretary of the Treasury (the “Treasury”) pursuant to a Securities Purchase Agreement dated September 27, 2011 (including the Annexes) (the “Purchase Agreement”) by and between the Company and the Treasury. The securities covered by the Registration Statement also include depositary shares representing fractional interests in the Series B Preferred Stock (“Depositary Shares”) evidenced by depositary receipts (“Depositary Receipts”), which may be resold in lieu of whole shares of Series B Preferred Stock in the event the Treasury requests that the Company deposit the Series B Preferred Stock held by the Treasury with a depositary under a depositary arrangement entered into in accordance with the terms of the Purchase Agreement.

In connection with rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation of the Company, as amended to date (the “Articles”), including the Statement of Designations with respect to the Series B Preferred Stock, (iii) the Bylaws of the Company, as amended to date, (iv) the Purchase Agreement, (v) certain resolutions adopted by the Board of Directors of the Company and (vi) such other instruments, documents and records as we have deemed necessary and relevant for the purposes hereof. We have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In making our examination of executed documents or documents to be executed, we have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto, other than the Company.

In addition, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act, (ii) the Shares will be sold and the Depositary Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and (iii) all necessary actions are taken by the Company so as not

Encore Bancshares, Inc.

October 26, 2011

to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares have been duly authorized and validly issued and are fully paid and nonassessable; and

2.	With respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed as depositary (the “Depositary”) by the Company deemed acceptable to the Treasury in accordance with the Purchase Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as to not violate any applicable law or the Company’s Articles or Bylaws, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the shares of Series B Preferred Stock underlying the Depositary Shares have been deposited with the Depositary in accordance with the depositary agreement; and (d) the Depositary Receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, issued and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued and the Depositary Receipts will entitle the holders hereof to the rights specified therein and in the deposit agreement.

The foregoing opinion is based on and is limited to the Texas Business Organizations Code and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP